EXHIBIT 12(a)



                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                          Years Ended December 31,
                               -----------------------------------------------
                                2003       2002      2001       2000      1999
                                ----       ----      ----       ----      ----
                                          (dollars in millions)

Income from continuing
   operations                  $2,862     $1,975    $1,222     $3,639    $5,867
Income tax expense                731        644     1,094      1,816     3,312
(Income)/losses of and
  dividends from
  nonconsolidated
  associates and minority
  interest                       (364)      (135)      172        261       218
Amortization of capitalized
   interest                        79         73        73         69        66
                                -----      -----     -----      -----     -----
Income from continuing
  operations before income
  taxes, undistributed
  income of nonconsolidated
  associates, and
  capitalized interest          3,308      2,557     2,561      5,785     9,463
                                -----      -----     -----      -----     -----
Fixed charges included in
  income from continuing
  operations

Interest and related
  charges on debt               9,522      8,115     8,496      9,257     7,519
Portion of rentals deemed
   to be interest                 269        289       293        455       256
                                -----      -----     -----      -----     -----
  Total fixed charges
   included in income from
   continuing operations        9,791      8,404     8,789      9,712     7,775
                                -----      -----     -----      -----     -----
Earnings available for
   fixed charges              $13,099    $10,961   $11,350    $15,497   $17,238
                               ======     ======    ======     ======    ======

Fixed charges
Fixed charges included in
  income from continuing
  operations                   $9,791     $8,404    $8,789     $9,712    $7,775
Interest capitalized in the
  period                           33         74        94         54        30
                                -----      -----     -----      -----     -----

   Total fixed charges         $9,824     $8,478    $8,883     $9,766    $7,805
                                =====      =====     =====      =====     =====


Ratio of earnings to fixed
   charges                       1.33       1.29      1.28       1.59      2.21
                                 ====       ====      ====       ====      ====